Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Brian Korb (NYC)
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS TO HOST R&D DAY EVENT AND LIVE WEBCAST

DECEMBER 12, 2008

Event to Feature Update on Qnexa and Avanafil Clinical Programs

Mountain View, Calif., December 4, 2008– VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that it will host a Research and Development Day Event on Friday, December 12, 2008 at 8:00 a.m. ET in New York City, New York.

Leland Wilson, president and chief executive officer of VIVUS, along with other members of the VIVUS management team and leading obesity, diabetes and sexual health practitioners will present a detailed update on the status of the Qnexa™ and avanafil clinical programs.  Presentations will include:

•                  Qnexa for obesity – six-month data - a review of the results of the first of three phase 3 Qnexa studies, the EQUATE (OB-301) study, a 28-week, confirmatory factorial study in obese subjects.  The EQUATE study enrolled over 700 subjects and was designed to evaluate two dosage strengths of Qnexa:  full-strength that contains 15mg phentermine and 92mg topiramate controlled-release (CR) and a mid-dose that contains 7.5mg phentermine and 46mg topiramate CR.   The co-primary endpoints of the study are weight loss and percent of patients achieving a 5% weight loss over 28 weeks.

•                  Qnexa for diabetes – one-year data - a review of the results of the DM-230 study, a phase 2, 56-week, double-blind, placebo-controlled study in subjects with type 2 diabetes.  The DM-230 study included 130 subjects that had completed the OB-202 study.  The primary endpoint of the study is glycemic control as measured by a reduction in HbA1c.

•                  Avanafil for erectile dysfunction - an overview of the phase 3 clinical development plans for avanafil, an oral treatment for erectile dysfunction (ED).  VIVUS has successfully completed the phase 2 studies for avanafil.  VIVUS is preparing to initiate the pivotal phase 3 studies and will discuss the design and objectives of the phase 3 program.

In addition to VIVUS management, presenters will include:

•                  Louis J. Aronne, M.D., FACP – Clinical Professor of Medicine at Weill-Cornell Medical College

•                  W. Timothy Garvey, M.D. – Professor of Medicine and Chair of the Department of Nutrition Sciences at the University of Alabama at Birmingham

•                  Andrew McCullough, M.D. –  Director, Sexual Health Program; Director, Male Fertility and Microsurgery at NYU Langone Medical Center

To access the webcast of this event, please visit:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79161&eventID=2046581 or VIVUS’ Investors site at http://www.vivus.com. Replay will also be available on demand from the website at the conclusion of the program and will run through December 31, 2008.

If you are interested in attending or would like more information on the company, please contact Brian Korb at The Trout Group at 646 378 2923 or bkorb@troutgroup.com.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity, diabetes and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity; Qnexa™, for which a phase 2 study has been completed for the treatment of type 2 diabetes; avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED) and testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD).  For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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